ENERGY TRANSFER EQUITY, L.P.,
as Issuer,

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

________________________
THIRD SUPPLEMENTAL INDENTURE
Dated as of April 24, 2012
to
INDENTURE
Dated as of September 20, 2010
As Supplemented by a First Supplemental Indenture
Dated as of September 20, 2010 and
a Second Supplemental Indenture
Dated as of February 16, 2012

________________________

7.500% Senior Notes due 2020

THIS THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of April 24, 2012 (the “Effective Date”), is between Energy Transfer Equity, L.P., a Delaware limited partnership (the “Partnership”) and U.S. Bank National Association, as trustee (the “Trustee”).

RECITALS
WHEREAS, the Partnership has executed and delivered to the Trustee an Indenture, dated as of September 20, 2010 (the “Base Indenture”), as supplemented by a First Supplemental Indenture, dated as of September 20, 2010 (the “First Supplemental Indenture”) and a Second Supplemental Indenture, dated as of February 16, 2012 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), pursuant to which the Partnership has duly issued 7.500% Senior Notes due 2020 in the aggregate principal amount of $1,800,000,000, of which $1,800,000,000 in aggregate principal amount are outstanding as of the Effective Date (the “Notes”);
WHEREAS, pursuant to Section 9.01 of the Base Indenture as supplemented by Section 7.7 of the First Supplemental Indenture, the Partnership and the Trustee may amend or supplement certain terms of the Indenture to cure any ambiguity, omission, defect or inconsistency without the consent of the Holders (as defined in the Base Indenture);
WHEREAS, the Partnership desires to amend the Indenture to cure a defect in the Indenture;
WHEREAS, pursuant to Section 9.01 of the Base Indenture, the Partnership has requested that the Trustee join in the execution of this Third Supplemental Indenture;
WHEREAS, the execution and delivery of this Third Supplemental Indenture have been duly authorized by the parties hereto, and all conditions and requirements necessary to make this Third Supplemental Indenture a valid and binding agreement of the Partnership enforceable in accordance with its terms have been duly performed and complied with; and
WHEREAS, the Partnership has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) a copy of the Board Resolution (as defined in the Base Indenture) authorizing the execution of this Third Supplemental Indenture, (ii) the Officers’ Certificate and the Opinion of Counsel described in Sections 9.01, 11.04 and 11.05 of the Base Indenture, and (iii) a written request to execute this Third Supplemental Indenture.
NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties have hereby agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:
Article I
RELATION TO INDENTURE; DEFINITIONS

Section 1.1    Relation to Indenture.
With respect to the Notes, this Third Supplemental Indenture constitutes an integral part of the Indenture.
Section 1.2    Generally.
The rules of interpretation set forth in the Indenture shall be applied hereto as if set forth in full herein.
Section 1.3    Definition of Certain Terms.
Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Indenture.
ARTICLE II
AMENDMENTS TO THE INDENTURE
Section 2.1    Effectiveness of Third Supplemental Indenture.
This Third Supplemental Indenture shall become effective as of the date hereof.
Section 2.2    Amendments to Section 1.3 of the First Supplemental Indenture as supplemented by Section 2.2(d) of the Second Supplemental Indenture.
(a)    The definition of “SUG Holdco” in Section 1.3 of the First Supplemental Indenture as supplemented by Section 2.2(d) of the Second Supplemental Indenture is hereby deleted in its entirety and replaced with the following:
“SUG Holdco” means ETE Sigma Holdco, LLC, a Delaware limited liability company, which is the current parent entity of SUG, and its successors.
ARTICLE III
MISCELLANEOUS PROVISIONS
Section 3.1     Ratification of Indenture.
The Indenture, as supplemented by this Third Supplemental Indenture, is in all respects ratified and confirmed, and this Third Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
Section 3.2     Trustee Not Responsible for Recitals.

The recitals contained herein shall be taken as the statements of the Partnership, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.
Section 3.3     Headings.
The headings of the Articles and Sections of this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
Section 3.4     Counterpart Originals.
The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
Section 3.5     Severability.
In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 3.6    Successors and Assigns.
This Third Supplemental Indenture shall inure to the benefit of and be binding upon the parties hereto and each of their respective successors and permitted assigns. Without limiting the generality of the foregoing, this Third Supplemental Indenture shall inure to benefit of all Holders from time to time. Nothing expressed or mentioned in this Third Supplemental Indenture is intended to or shall be construed to give any Person, other than the parties hereto, their respective successor and assigns, and the Holders, any legal or equitable right, remedy or claim under or in respect of this Third Supplemental Indenture or any provision herein contained.
Section 3.7     Governing Law.
THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

ISSUER: ENERGY TRANSFER EQUITY, L.P., By: _/s/ John W. McReynolds__________ Name: John W. McReynolds Title: President and Chief Financial Officer

TRUSTEE: U.S. BANK NATIONAL ASSOCIATION By: _/s/ Mauri Cowen_________________ Name: Mauri J. Cowen Title: Vice President